Exhibit 23.0

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-33103 on Form S-8 pertaining to the Park Bancorp, Inc. 1997 Stock-Based Incentive Plan of our report dated March 16, 2007 on the consolidated financial statements of Park Bancorp, Inc., which report is included in Form 10-K of Park Bancorp, Inc. for the year ended December 31,2006.

Crowe Chizek and Company LLC

Oak Brook, Illinois

March 30, 2007